Exhibit 99.2

Dear Fox Chase Bank Customer:

I am pleased to tell you about an investment opportunity and just as importantly, to request your vote. Pursuant to a Plan of Conversion (the “Plan”), our organization will convert from a partially public company to a fully public company. To accomplish the conversion, Fox Chase Bancorp, Inc., newly-formed to become the parent company of Fox Chase Bank, is conducting an offering of shares of common stock. Enclosed you will find a Prospectus, a Proxy Statement and a Questions and Answers Brochure with important information about the Plan, the proxy vote and the stock offering.

THE PROXY VOTE:

Your vote is extremely important for us to meet our goals. Although we have received conditional regulatory approval, the Plan is also subject to approval by Fox Chase Bank’s customers. NOT VOTING YOUR ENCLOSED PROXY CARD(S) WILL HAVE THE SAME EFFECT AS VOTING “AGAINST” THE PLAN. Note that you may receive more than one Proxy Card, depending on the type of your accounts at Fox Chase Bank. Please vote all the Proxy Cards you receive—none are duplicates! To cast your vote, please sign each Proxy Card and return the card(s) in the Proxy Reply Envelope provided. Alternatively, you may vote by telephone or via the Internet, by following the instructions on the Proxy Card.

Our Board of Directors urges you to vote “FOR” the PLAN.

Please note:

•	The proceeds resulting from the sale of stock will allow us to grow and to expand our services;

•

There will be no change to account numbers, interest rates or other terms of your deposit and loan accounts at Fox Chase Bank. Deposit accounts will continue to be insured by the FDIC, up to the maximum legal limit;

•	You will continue to enjoy the same services with the same banking offices and staff; and

•	Voting does not obligate you to purchase shares of common stock in our offering.

THE STOCK OFFERING:

As an eligible Fox Chase Bank customer, you have non-transferable rights, but no obligation, to purchase shares of common stock during our Subscription Offering, before any shares are made available for sale to the general public. The common stock is being offered at $10.00 per share, and there will be no sales commission charged to purchasers during the offering.

Please read the enclosed materials carefully. If you are interested in purchasing shares of common stock, complete the enclosed stock order form and return it, with full payment, in the Stock Order Reply Envelope provided. Stock order forms and full payment must be received (not postmarked) by 2:00 p.m., Eastern Time, on                     , 2010. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

I invite you to consider this opportunity to share in our future and, together with our Board of Directors, I thank you for your continued support of Fox Chase Bank.

Sincerely,

Thomas M. Petro

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll-free, at 1-(877)         -

From 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except weekends and bank holidays.

M

Dear Friend:

I am pleased to tell you about an opportunity to invest in Fox Chase Bancorp, Inc., newly-formed to become the parent company of Fox Chase Bank. Fox Chase Bancorp, Inc. is offering shares of its common stock for sale at $10.00 per share. No sales commission will be charged to purchasers during the offering.

Our records indicate that you were a depositor of Fox Chase Bank at the close of business on December 31, 2008 or March 31, 2010, whose account(s) was/were closed thereafter. As such, you have non-transferable rights, but no obligation, to subscribe for shares of common stock during our Subscription Offering, before any shares are made available for sale to the general public.

Please read the enclosed materials carefully, before making an investment decision. If you are interested in purchasing shares of common stock, complete the enclosed stock order form and return it, with full payment, in the Stock Order Reply Envelope provided. Stock order forms and full payment must be received (not postmarked) by 2:00 p.m., Eastern Time, on                     , 2010. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as a Fox Chase Bancorp, Inc. stockholder.

Sincerely,

Thomas M. Petro

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll-free, at 1-(877)         -

From 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except weekends and bank holidays.

F

Dear Friend:

I am pleased to tell you about an opportunity to invest in Fox Chase Bancorp, Inc., newly-formed to become the parent company of Fox Chase Bank. Fox Chase Bancorp, Inc. is offering shares of its common stock for sale at $10.00 per share. No sales commission will be charged to purchasers during the offering.

Please read the enclosed materials carefully. If you are interested in purchasing shares of Fox Chase Bancorp, Inc. common stock, complete the enclosed stock order form and return it, with full payment, in the Stock Order Reply Envelope provided. Stock order forms and full payment must be received (not postmarked) by 2:00 p.m., Eastern Time, on                 , 2010. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions & Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as a Fox Chase Bancorp, Inc. stockholder.

Sincerely,

Thomas M. Petro

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll-free, at 1-(877)         -            ,

From 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except weekends and bank holidays.

C

Dear Sir/Madam:

At the request of Fox Chase Bancorp, Inc., we are enclosing materials regarding the offering of shares of Fox Chase Bancorp, Inc. common stock. Included in this package is a Prospectus describing the stock offering. We encourage you to read the enclosed information carefully, including the “Risk Factors” section of the Prospectus.

Stifel, Nicolaus & Company, Incorporated has been retained by Fox Chase Bancorp, Inc. as selling agent in connection with the stock offering.

Sincerely,

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

D

IMPORTANT NOTICE

THIS PACKAGE INCLUDES

PROXY CARD(S)

REQUIRING YOUR VOTE.

IF MORE THAN ONE PROXY

CARD IS ENCLOSED,

PLEASE PROMPTLY VOTE

EACH CARD . . .

NONE ARE DUPLICATES!

THANK YOU.

PC

Questions and Answers

About Our Conversion and Stock Offering

This pamphlet answers questions about the Fox Chase MHC conversion and the Fox Chase Bancorp, Inc. stock offering. Investing in shares of common stock involves certain risks. Before making an investment decision, please read the enclosed Prospectus carefully, including the “Risk Factors” section.

GENERAL — THE CONVERSION

Our Board of Directors has determined that the conversion is in the best interests of Fox Chase Bank, our customers, our stockholders and the communities we serve.

Q.	What is the conversion and related stock offering?

A.	Under our Plan of Conversion and Reorganization (the “Plan”), our organization is converting from the partially public mutual holding company structure to a fully public stock ownership structure. Currently, Fox Chase MHC, a mutual holding company, owns 59.9% of the common stock of the present Fox Chase Bancorp, Inc. (“Fox Chase Bancorp”). The remaining 40.1% of the common stock is owned by public stockholders. As a result of the conversion, our newly formed company, also named Fox Chase Bancorp, Inc., will become the parent company of Fox Chase Bank. Shares of common stock of Fox Chase Bancorp, Inc. representing the 59.9% ownership interest of Fox Chase MHC in Fox Chase Bancorp are being offered for sale.

At the completion of the conversion, public stockholders of Fox Chase Bancorp will exchange their shares of common stock for the newly issued shares of common stock of Fox Chase Bancorp, Inc., maintaining their approximate percentage ownership in our organization prior to the conversion (excluding their purchases of stock in the offering and cash received by them in lieu of fractional exchange shares.)

After the conversion is completed, 100% of the common stock of Fox Chase Bancorp, Inc., will be owned by public stockholders. At the conclusion of the conversion, Fox Chase Bancorp and Fox Chase MHC will cease to exist.

Q.	What are the reasons for the conversion and related offering?

A.	Our primary reasons for converting and conducting the offering are to: increase our capital to support the growth of our interest-earning assets; create a more liquid and active market for our common stock; structure our business in a form that will provide access to capital markets and facilitate the acquisition of other financial institutions or financial service companies (We have no plans regarding future securities offerings or acquisitions).

Q.	Is Fox Chase Bank considered “well-capitalized” for regulatory purposes?

A.	Yes. Fox Chase Bank currently exceeds all regulatory capital requirements.

Q.	Will customers notice any change in Fox Chase Bank’s day-to-day activities as a result of the conversion and the offering?

A.	No. It will be business as usual. The conversion is a change in our corporate structure. There will be no change to our Board of Directors, management, staff or branches. Fox Chase Bank will continue to operate as an independent bank.

Q.	Will the conversion and offering affect customers’ deposit accounts or loans?

A.	No. The conversion and offering will not affect the balance or terms of deposits or loans, and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation, up to the maximum legal limit. Deposit accounts will not be converted to stock.

THE PROXY VOTE

Although we have received conditional regulatory approval, the Plan is also subject to stockholder and member approval.

Q.	Why should I vote on the Plan of Conversion and Reorganization?

A.	Your vote “For” the Plan is extremely important. Each Fox Chase Bank eligible member as of , 2010 received a Proxy Card attached to a stock order form. These customers’ packages also include a Proxy Statement describing the Plan, which cannot be implemented without stockholder and member approval.

Our Board of Directors believes that converting to a fully public structure will best support our future growth and expanded services.

Q.	What happens if I don’t vote?

A.	Your vote is very important. Not voting all the Proxy Cards you receive will have the same effect as voting “Against” the Plan. Without sufficient favorable votes, we cannot proceed with the conversion and the related stock offering.

Q.	How do I vote?

A.	Mark your vote, sign each Proxy Card enclosed and promptly return the card(s) in the enclosed Proxy Reply envelope. Alternatively, you may vote by Internet or telephone, by following the simple instructions on the Proxy Card. PLEASE VOTE PROMPTLY. NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN.

Q.	How many votes are available to me?

A.	Depositor members are entitled to one vote for each $100 on deposit. Additionally, each eligible borrower member will be entitled to one vote, in addition to votes he or she is entitled to as a depositor. However, no member may cast more than 1,000 votes. Proxy Cards are not imprinted with your number of votes; however, votes will be automatically tallied by computer.

Q.	Why did I receive more than one Proxy Card?

A.	If you had more than one deposit and/or loan account on , you may have received more than one Proxy Card, depending on the ownership structure of your accounts. There are no duplicate cards – please promptly vote all the Proxy Cards sent to you.

Q.	More than one name appears on my Proxy Card. Who must sign?

A.	The names reflect the title of your deposit and/or loan account. Proxy Cards for joint accounts require the signature of only one of the accountholders. Proxy Cards for trust or custodian accounts must be signed by the trustee or the custodian, not the listed beneficiary.

THE STOCK OFFERING AND PURCHASING SHARES

Q.	How many shares are being offered and at what price?

A.	Fox Chase Bancorp, Inc. is offering for sale between 7,905,028 and 12,299,628 shares of common stock at $10.00 per share.

Q.	Who is eligible to purchase stock during the stock offering?

A.	Pursuant to our Plan, non-transferable rights to subscribe for shares of Fox Chase Bancorp, Inc. common stock in the Subscription Offering have been granted in the following descending order of priority:

Priority #1—Depositors with accounts at Fox Chase Bank with aggregate balances of at least $50 as of the close of business on December 31, 2008;

Priority #2—employee stock ownership plan;

Priority #3—Depositors with accounts at Fox Chase Bank with aggregate balances of at least $50 as of the close of business on March 31, 2010; and

Priority #4—Depositors of Fox Chase Bank as of the close of business on , 2010 and borrowers of Fox Chase Bank as of November 12, 1997 whose loans continue to be outstanding as of , 2010.

Shares not sold in the Subscription Offering may be offered for sale to the general public in a Community Offering, with a first preference given to natural persons residing in Bucks, Chester, Delaware, Montgomery and Philadelphia Counties in Pennsylvania and Atlantic and Cape May Counties in New Jersey. A second preference will be granted to our existing Fox Chase Bancorp public stockholders as of , 2010.

Shares not sold in the Subscription and Community Offerings may be offered for sale through a Syndicated Community Offering to the general public.

Q.	I am eligible to subscribe for shares of common stock in the Subscription Offering but am not interested in investing. May I allow someone else to use my stock order form to take advantage of my priority as an eligible accountholder?

A.	No…subscription rights are non-transferable! Only those eligible to subscribe in the Subscription Offering, as listed above, may purchase shares in the Subscription Offering. To preserve subscription rights, the shares may only be registered in the name(s) of eligible accountholder(s). On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, please notify our Stock Information Center promptly so that we can take the necessary steps to protect our eligible accountholders’ subscription rights in the offering. We urge you to read the enclosed “Office of Thrift Supervision Guidance for Accountholders” for more information on this important topic.

Q.	How may I buy shares during the Subscription and Community Offerings?

A.	Shares can be purchased by completing a stock order form and returning it, with full payment, so that it is physically received (not postmarked) by the offering deadline. Delivery of a stock order form may be made by mail to our Stock Information Center, using the Stock Order Reply envelope provided, by overnight courier to the Stock Information Center address indicated on the stock order form, or by hand-delivery to the Fox Chase Bank’s main office, which is located at 4390 Davisville Road, Hatboro, Pennsylvania or our English Creek office, located at 6059 Black Horse Pike, Egg Harbor Township, New Jersey. Hand-delivered stock order forms may NOT be delivered to any of our other banking offices. Please do not mail stock order forms to the Fox Chase Bank.

Q.	What is the deadline for purchasing shares?

A.	To purchase shares in the Subscription or Community Offerings, you must deliver a properly completed and signed stock order form, with full payment, so that it is received (not postmarked) by 2:00 p.m., Eastern Time, on , 2010. Acceptable methods for delivery of stock order forms are described above.

Q.	How may I pay for the shares?

A.	Payment for shares can be remitted in two ways:

(1)	By personal check, bank check or money order, payable to Fox Chase Bancorp, Inc. These will be cashed upon receipt. We cannot accept wires or third party checks. Fox Chase Bank line of credit checks may not be remitted for this purchase. Please do not mail cash!

(2)	By authorized deposit account withdrawal of funds from Fox Chase Bank deposit account(s). The stock order form section titled “Method of Payment – Deposit Account Withdrawal” allows you to list the account number(s) and amount(s) to be withdrawn. Funds designated for direct withdrawal must be in the account(s) at the time the stock order form is received. You may not authorize direct withdrawal from accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). Also, IRA or other retirement accounts held at Fox Chase Bank may not be listed for direct withdrawal. See information on retirement accounts below.

Q.	Will I earn interest on my funds?

A.	Yes. If you pay by personal check, bank check or money order, you will earn interest at Fox Chase Bank’s passbook savings rate from the day we receive your payment until the completion of the conversion and offering. At that time, you will be issued a check for interest earned on these funds. If you pay for shares by authorizing a direct withdrawal from your Fox Chase Bank deposit account(s), your funds will continue earning interest within the account, at the applicable contract rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion of the conversion and offering.

Q.	Are there limits to how many shares I can order?

A.	Yes. The minimum order is 25 shares ($250). The maximum number of shares that may be purchased by one individual, or individuals exercising subscription rights through a single qualifying account held jointly, is 50,000 ($500,000). Also, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 100,000 shares ($1,000,000). More detail on purchase limits, including the definition of “associate” and “acting in concert”, can be found in the prospectus section entitled “The Conversion and Offering – Limitations on Purchases of Shares”.

Q.	May I use my Fox Chase Bank individual retirement account (“IRA”) to purchase the shares?

A.	You may use funds currently held in retirement accounts with Fox Chase Bank. However, before you place your stock order, the funds you wish to use must be transferred to a self-directed retirement account maintained by an independent trustee or custodian, such as a brokerage firm. If you are interested in using IRA or any other retirement funds held at Fox Chase Bank or elsewhere, please call our Stock Information Center as soon as possible for guidance, but preferably at least two weeks before the , 2010 offering deadline. Your ability to use such funds for this purchase may depend on time constraints because this type of purchase requires additional processing time, and may be subject to limitations imposed by the institution where the funds are held.

Q.	May I use a loan from Fox Chase Bank to pay for shares?

A.	No. Fox Chase Bank, by regulation, may not extend a loan for the purchase of Fox Chase Bancorp, Inc. common stock during the offering. Similarly, you may not use Fox Chase Bank line of credit checks to purchase stock during the offering.

Q.	May I change my mind after I place an order to subscribe for stock?

A.	No. After receipt, your executed stock order form may not be modified, amended or rescinded without our consent, unless the offering is not completed by , 2010, in which event subscribers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

Q.	Will the stock be insured?

A.	No. Like any common stock, Fox Chase Bancorp, Inc. stock will not be insured.

Q.	Will dividends be paid on the stock?

A.	Fox Chase Bancorp does not currently pay a cash dividend on its common stock. After the conversion and offering, Fox Chase Bancorp, Inc. may consider a policy of paying regular cash dividends. The ability to pay dividends will depend on a number of factors, including capital requirements, financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions.

Q.	How will Fox Chase Bancorp, Inc. shares trade?

A.	Fox Chase Bancorp’s common stock is currently traded on the Nasdaq Global Market under the trading symbol “FXCB”. Upon completion of the conversion and stock offering, the newly issued shares of Fox Chase Bancorp, Inc. common stock will replace the existing shares and are expected to trade on the Nasdaq Global Market, under the trading symbol “FXCBD” for a period of 20 trading days. Thereafter, the trading symbol will revert to “FXCB”. Once the shares have begun trading, you may contact a firm offering investment services in order to buy or sell Fox Chase Bancorp, Inc. shares in the future.

Q.	If I purchase shares in the Fox Chase Bancorp, Inc. offering, when will I receive my stock certificate?

A.	Our transfer agent will send stock certificates by first class mail as soon as possible after the completion of the stock offering. Although the shares of Fox Chase Bancorp, Inc. common stock will have begun trading, brokerage firms may require that you have received your stock certificate(s) prior to selling your shares. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on arrangements you may make with a brokerage firm.

THE SHARE EXCHANGE

Q.	What is the share exchange?

A.	The outstanding shares of Fox Chase Bancorp common stock held by public stockholders at the completion date of the conversion and offering will be exchanged for the newly issued shares of Fox Chase Bancorp, Inc. common stock. The number of shares of Fox Chase Bancorp, Inc. stock to be received by stockholders will depend on the number of shares sold in the offering. The procedure for the exchange of shares is described in the Proxy Statement/Prospectus dated , 2010, distributed to the public stockholders as of , 2010.

WHERE TO GET MORE INFORMATION

Q.	Where can I call to get more information?

A.	For more information, refer to the enclosed Prospectus or call our Stock Information Center, toll-free, at 1-(877) , from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday. The Stock Information Center will be closed weekends and bank holidays.

This brochure is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

COMMUNITY MEETING INVITATION (Optional)

[included in initial mailing package]

You’re Invited!

You are cordially invited to an Informational Meeting to learn more about the offering of Fox Chase Bancorp, Inc. common

stock and the business of Fox Chase Bank.

Senior executives of Fox Chase Bank will present information and answer your questions.

DATE

TIME

PLACE

ADDRESS

FOR RESERVATIONS, PLEASE CALL:

Fox Chase Bancorp, Inc.

Stock Information Center

toll-free at 1-(877)             -             ,

From 10:00 a.m. to 4:00 p.m., Eastern Time,

Monday through Friday, except bank holidays.

This invitation is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. Common stock shares are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

LOCAL TOMBSTONE NEWSPAPER ADVERTISEMENT—(Optional)

[Ads may be appropriate for some, not all, market areas.]

Proposed Holding Company for Fox Chase Bank

UP TO 12,299,628

COMMON STOCK

$10.00 Per Share

Purchase Price

Fox Chase Bancorp, Inc. is conducting an offering of its common stock. Shares may be purchased directly from Fox Chase Bancorp, Inc. without sales commissions or fees, in the offering period.

This offering expires at 2:00 p.m., on                     , 2010.

To receive a copy of the Prospectus and Stock Order Form,

call our Stock Information Center, toll-free, at 1-(877)             -            ,

from 10:00 a.m. to 4:00 p.m., Monday through Friday.

Our Stock Information Center is closed on weekends and bank holidays.

This advertisement is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

LOCAL TOMBSTONE / MEETING NEWSPAPER ADVERTISEMENT—(Optional)

[Ads may be appropriate for some, not all, market areas.]

Proposed Holding Company for Fox Chase Bank

UP TO 12,299,628 SHARES

COMMON STOCK

$10.00 Per Share

Purchase Price

Fox Chase Bancorp, Inc. is conducting an offering of its common stock. Shares may be purchased directly from Fox Chase Bancorp, Inc. without sales commissions or fees, during the offering period.

You Are Cordially Invited….

To an informational meeting to learn about the offering of Fox Chase Bancorp, Inc. common stock and the business of Fox Chase Bank

[DATE]

    :00 p.m.

[Location]

[Street]

[City]

To make a reservation or to receive a copy of the Prospectus and Stock Order Form,

call our Stock Information Center, toll-free, at 1-(877)             -            ,

from 10:00 a.m. to 4:00 p.m., Monday through Friday.

The Stock Information Center is closed on weekends and bank holidays.

THIS OFFERING EXPIRES AT 2:00 P.M., ON                     , 2010.

This advertisement is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. Common stock shares are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.